                                  EXHIBIT INDEX

                          Agreement and Plan of Merger
                      Among LaBarge, Inc, LaBarge-OCS, Inc.
                         And Open Cellular Systems, Inc.
                             Dated February 9, 1999



Exhibit No.
-----------


     A        Form of Convertible Note - Omitted
     B        Certificate of Merger - Omitted
     C        Exceptions to Representations and Warranties - Omitted
     D        Financial Statements - Omitted
     E        Form of Opinion of Counsel to OCS - Omitted
     F        Voting Agreement - Omitted
     G        Thomas Hilleary Employment and Non-Competition Agreement - Omitted
     H        Robert Fulton Employment and Non-Competition Agreement - Omitted
     I        Form of Agreement of Holders of Excluded Shares - Omitted
     J        Form of Opinion of Counsel to LaBarge and Acquisition Subsidiary -
              Omitted


Schedule I        Formula for calculation of net income - Omitted

Disclosure Schedule - Exceptions to Representations and Warranties - Omitted






** LABARGE AGREES TO FURNISH, SUPPLEMENTALLY, A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.




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                                                                   EXHIBIT 10.14


                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of February 9, 1999, by and among LaBarge, Inc., a Delaware corporation ("LaBarge"); LaBarge-OCS, Inc., a Delaware corporation ("Acquisition Sub") and Open Cellular Systems, Inc., a Delaware corporation ("OCS"). LaBarge, Acquisition Sub and OCS are referred to collectively herein as the "Parties".

         This Agreement contemplates a merger of OCS with and into Acquisition Sub.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.    Definitions.

         "Acquisition Sub" has the meaning set forth in the preface above.

         "Acquisition Sub Common Share" means any share of the Acquisition Sub Common Stock, $0.001 par value.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code ss. 1504(a).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Certificate of Merger" has the meaning set forth in ss. 2(b)(i) below.

         "Closing" has the meaning set forth in ss. 2(b)(ii) below.

         "Closing Date" has the meaning set forth in ss. 2(b)(ii) below.

         "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code ss. 4980B.

         "Code" means the Internal Revenue Code of 1986, as amended.



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         "Confidential Information" means any information concerning the businesses and affairs of OCS that is not already generally available to the public.

         "Controlled Group" has the meaning set forth in Code ss. 1563.

         "Convertible Notes" means the promissory notes of LaBarge in the form of Exhibit A hereto, which shall bear interest at the rate of 7.5% per annum payable annually; if earned, the holder of each Convertible Note will be entitled to receive a pro rata portion of the Participation Payments; the Convertible Notes will be subordinated to all senior indebtedness of LaBarge.

         "Debentures" means the subordinated debentures of OCS bearing interest at the rate of 8% per annum.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in ss. 4 below.

         "Effective Time" has the meaning set forth in ss. 2(b)(i) below.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA ss. 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).

         "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.



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


         "ERISA Affiliate" means each entity which is treated as a single employer with OCS for purposes of Code ss. 414.

         "Excess Loss Account" has the meaning set forth in Reg. ss. 1.1502-19 adopted pursuant to the Code.

         "Excluded Shares" has the meaning set forth in ss. 2(d) below.

         "External System" means all services which are provided to OCS by third parties and which are dependent on information technology, including, but not limited to, any external payroll, accounting, or tax filing services, or any checking, savings or other financial services.

         "Fiduciary" has the meaning set forth in ERISA ss. 3(21).

         "Financial Statement" has the meaning set forth in ss. 4(h) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Indemnified Party" has the meaning set forth in ss. 8(d)(i) below.

         "Indemnifying Party" has the meaning set forth in ss. 8(d)(i) below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Internal System" means all technology products and systems generally operated or controlled in-house by OCS, or its employees, agents or independent contractors including, but not limited to, computers, computer networks, telephone systems, voicemail systems, intercom systems, pager systems, and software applications.




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


         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge after reasonable investigation.

         "LaBarge" has the meaning set forth in the preface above.

         "LaBarge Common Stock" means any share of the Common Stock, $.01 par value per share, of LaBarge.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Licensed System" means all products and systems developed by or for OCS which are licensed, sold, distributed or otherwise transferred by OCS to third parties.

         "Merger" has the meaning set forth in ss. 2(a) below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in ss. 4(h) below.

         "Most Recent Fiscal Month End" has the meaning set forth in ss. 4(h) below.

         "Most Recent Fiscal Year End" has the meaning set forth in ss. 4(h) below.

         "OCS" has the meaning set forth in the preface above.

         "OCS Common Share" means any share of the Common Stock, $0.001 par value per share, of OCS.

         "OCS Investor" means any person who, immediately prior to the Effective Time, (i) is an OCS Stockholder or (ii) the holder of OCS Options or Warrants.

         "OCS Options" means options to purchase OCS Common Shares held by employees of OCS.

         "OCS Preferred Share" means any share of the Convertible Preferred Stock, $0.001 per share, of OCS.

         "OCS Stockholder" means any Person who or which holds any OCS Common or Preferred Shares.



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


         "OCS Warrants" means warrants to purchase OCS Common Shares.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Participation Payments" means with respect to each of the fiscal years of LaBarge ending in June, 1999 through 2003 the amount (if any) which the product of (i) 35% of the net income of Acquisition Sub for such year (calculated as provided on Schedule I hereto) as determined by the independent accountants then auditing LaBarge's financial statements times (ii) a fraction, the numerator of which is the aggregate principal amount of Convertible Notes outstanding at the end of such fiscal year, and the denominator of which is $5.8 million (the "Fraction") exceeds the product of $435,000 times the Fraction.

         "Party" has the meaning set forth in the preface above.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA ss. 406 and Code ss. 4975.

         "Reportable Event" has the meaning set forth in ERISA ss. 4043.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in ss. 2(a) below.




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


         "System" means any, all or any combination of any Internal System, External System or Licensed System.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in ss. 8(d)(ii) below.

         "Year 2000 Compliant" means, with respect to each System, that each System is designed to be used before, during, and after January 1, 2000, and will accurately accept date input and process, store and output date data and date-related data, including, without limitation, calculating, comparing, sorting and sequencing such data and calculating leap years before, during and after January 1, 2000 without any manual intervention.

         2.       Basic Transaction.

                  (a) The Merger. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), OCS will merge with and into Acquisition Sub (the "Merger") pursuant to the provisions of the Delaware General Corporation Law whereupon the separate corporate existence of OCS shall cease. Acquisition Sub shall be the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

                  (b) Method of Effecting Merger and Closing. The Merger shall be effected as follows:

                         (i) Subject to the satisfaction or waiver of all other conditions to the Closing (as hereinafter defined), a Certificate of Merger, in substantially the form attached hereto as Exhibit B ( the "Certificate of Merger"), duly executed by the proper officers of OCS and Acquisition Sub, shall be filed with the Secretary of State of Delaware on the Closing Date. The Merger shall become effective and be consummated immediately upon the filing of the Certificate of Merger. The date and time of such filing is herein referred to as the "Effective Time."




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


                          (ii) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

                  (c) Actions at the Closing. At the Closing, (i) OCS will deliver to LaBarge the various certificates, instruments, and documents referred to in ss. 6(a) below, and (ii) LaBarge will deliver to OCS the various certificates, instruments, and documents referred to in ss. 6(b) below.

                  (d) Conversion of OCS Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each OCS Common Share that is issued and outstanding immediately prior to the Effective Time (other than (A) OCS Common Shares ("Excluded Shares") issued to OCS employees prior to the Effective Time upon their exercise of OCS Options and (B) OCS Common Shares owned by LaBarge or an affiliate of LaBarge) shall be converted into the right to receive Convertible Notes in a principal amount of $4.25 and each such OCS Common Share shall be canceled, (ii) each Excluded Share shall be converted into one share of common stock of the Surviving Corporation, (iii) each Warrant outstanding immediately prior to the Effective Time shall become a warrant to purchase Convertible Notes in an aggregate principal amount equal to the principal amount of Convertible Notes into which OCS Common Shares issuable upon exercise of such Warrant would have been converted at the Effective Time had such Warrant been exercised prior thereto, (iv) each Option held by an employee of OCS immediately prior to the Effective Time shall remain outstanding and exercisable according to its terms, except that each Option will become an option to purchase a number of shares of common stock of the Surviving Corporation equal to the number of OCS Common Shares subject to such Option immediately prior to the Effective Time; (v) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding; and (vi) each OCS Common Share owned by LaBarge shall be canceled. No OCS Common Share outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights after the Effective Time. Immediately after the Effective Time and upon presentation to LaBarge of certificates for such OCS Common Shares accompanied by duly executed letters of transmittal, LaBarge will furnish to the former holders of OCS Common Shares the Convertible Notes in the principal amounts (or, in the case of Excluded Shares, certificates for the number of shares of common stock of the Surviving Corporation) that they have the right to receive upon the conversion of OCS Shares described above.

                  (e)     Effect of Merger.

                          (i) Upon consummation of the Merger and pursuant to this Agreement, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, as well as of a public as of a private nature, of Acquisition Sub and




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

                  OCS; and all property, whether real, personal or mixed, and all debts due on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest, of or belonging or due to each of the merging corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either of such corporations shall not revert or be in any way impaired by reason of the Merger. The Merger shall have all further effects as specified in all applicable corporate laws of the State of Delaware.

                          (ii) The Certificate of Incorporation and By-Laws of Acquisition Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation, except to the extent amended in the Certificate of Merger in accordance with their respective provisions and applicable law.

                          (iii) The officers and members of the Board of Directors of Acquisition Sub immediately prior to Effective Time shall be the officers and members of the Board of Directors of the Surviving Corporation, and such persons will serve until their respective successors are duly elected and qualified.

                  (f) Notice to Holders. As soon as practicable after the Effective Time, the Surviving Corporation shall provide written notice that the Merger has been consummated to each former holder of OCS Common Shares, and each holder of an OCS Warrant and each holder of an OCS Option (collectively, "Holders"). Such notice shall be accompanied by the following:

                          (i)    Written instructions to each Holder as to how
to deliver their certificates for OCS Common Shares, Warrants and Options to the Surviving Corporation for exchange;

                           (ii) A form of letter of transmittal to be executed by Holders and delivered to the Surviving Corporation with certificates for OCS Common Shares, Warrants and Options.

                  (g) Exchange Procedures. On or after the Closing Date, holders of OCS Common Shares shall deliver to the Surviving Corporation stock certificates representing such Shares, together with the Letter of Transmittal and such other transfer documents as the Surviving Corporation may deem necessary or appropriate. In exchange therefor, holders of OCS Common Shares shall be entitled to receive the Convertible Notes (or, in the case of Excluded Shares, certificates for common stock of the Surviving Corporation) described in ss. 2(d). After the Effective Time, there shall be no further transfer on the records of OCS of certificates representing shares of OCS Common Shares and after certificates are presented to OCS for transfer, they shall be canceled against delivery of the Convertible Notes provided therefor in this Agreement. On or after the Closing Date, holders of Warrants and Options shall deliver to the



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


Surviving Corporation their Warrant and Option Agreements, together with the Letter of Transmittal. In exchange therefor, holders of Warrants shall be entitled to receive warrants to purchase the Convertible Notes described in ss. 2(d) and holders of Options shall receive the Options to purchase shares of common stock of the Surviving Corporation described in ss. 2(d).

                  (h) Transfer Restrictions; Closing of Stock Transfer Books. The stock transfer books of OCS shall be closed at the close of business on the date hereof (except with respect to OCS Common Shares issued upon exercise of Options and Warrants). In the event of a transfer of ownership of OCS Common or Preferred Shares which is not registered in the transfer records prior to the closing of such records, the Convertible Notes issuable in conversion of such stock pursuant to this Agreement may be delivered to a transferee, if the certificate representing such OCS Common is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and all applicable stock transfer taxes are paid. The Surviving Corporation shall be entitled to rely upon the stock transfer books of OCS to establish the identity of OCS Stockholders, which books shall be conclusive with respect to the ownership of such shares.

           3. Representations and Warranties of LaBarge. LaBarge represents and warrants to OCS that the statements contained in this ss. 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3, except as set forth in Exhibit C attached hereto.

                  (a) Organization of LaBarge. LaBarge is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (b) Authorization of Transaction. LaBarge has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of LaBarge, enforceable in accordance with its terms and conditions. LaBarge need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which LaBarge is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which LaBarge is a party or by which it is bound or to which any of its assets is subject.



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


                  (d) Brokers' Fees. LaBarge has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which OCS or its stockholders could become liable or obligated.

                  (e) Litigation. Neither LaBarge nor Acquisition Sub is a defendant in any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

                  (f) Filings with the SEC. LaBarge has made all filings with the SEC that it has been required to make within the past three years under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. LaBarge has delivered to OCS a correct and complete copy of each Public Report.

                  (g) Organization of Acquisition Sub. Acquisition Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  (h) Authorization of Transaction. Acquisition Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Acquisition Sub, enforceable in accordance with its terms and conditions. Acquisition Sub need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (i) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Acquisition Sub is subject or any provision of its charter or by-laws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Acquisition Sub is a party or by which it is bound or to which any of its assets is subject.

                  (j) Capitalization. The entire authorized capital stock of Acquisition Sub consists of 1,600,000 Acquisition Sub Common Shares, of which 1,190,000 are issued and outstanding. All of the issued and outstanding Acquisition Sub Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable. Except as contemplated by this



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

Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Acquisition Sub to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Acquisition Sub. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Acquisition Sub.

                 (k) Brokers' Fees. Acquisition Sub has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which OCS or its stockholders could become liable or obligated.

                 (l) Convertible Notes and LaBarge Common Stock. The Convertible Notes to be delivered in the Merger will be, as of the Effective Time, valid and binding obligations of LaBarge enforceable according to their terms and the LaBarge Common Stock issuable upon conversion of the Convertible Notes will, when so issued, be duly and validly issued, fully paid and nonassessable.

                 (m) Disclosure. The representations and warranties contained in this ss. 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss. 3 not misleading.

         4. Representations and Warranties Concerning OCS. OCS represents and warrants to LaBarge that the statements contained in this ss. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 4), except as set forth in the disclosure schedule delivered by OCS to LaBarge on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Notwithstanding the foregoing, any exception to any representation or warranty as to which LaBarge has Knowledge prior to Closing shall be deemed to have been disclosed adequately regardless of the form of disclosure in the Disclosure Schedule. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss. 4.

                 (a) Organization, Qualification, and Corporate Power. OCS is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. OCS is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. OCS has full corporate power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses



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

in which it is engaged and to own and use the properties owned and used by it. ss. 4(a) of the Disclosure Schedule lists the directors and officers of OCS. OCS has delivered to LaBarge correct and complete copies of the charter and by-laws of OCS (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of OCS are correct and complete. OCS is not in default under or in violation of any provision of its charter or by-laws.

                  (b) Capitalization. The entire authorized capital stock of OCS consists of (i) 1,600,000 OCS Common Shares, of which 940,000 OCS Common Shares are issued and outstanding; (ii) 250,000 OCS Preferred Shares, of which 250,000 OCS Preferred Shares are issued and outstanding; (iii) employee stock options to purchase an aggregate of 310,000 OCS Common Shares as set forth on the Disclosure Schedule; and (iv) warrants to purchase an aggregate of 10,000 OCS Common Shares at a purchase price of $3.00 per OCS Common Shares. All of the issued and outstanding OCS Common and Preferred Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the persons set forth in ss. 4(b) of the Disclosure Schedule. All of the OCS Common Shares subject to employee options and warrants will, upon exercise of such options and warrants, be validly issued, fully paid, and nonassessable; all such employee options and warrants are held by the persons set forth in ss. 4(b) of the Disclosure Schedule. Except as set forth in ss. 4(b) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require OCS to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to OCS. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of OCS.

                  (c) Authorization of Transaction. OCS has full power and authority (including full corporate power and authority) to execute and deliver the Agreement and, subject to shareholder approval, to perform its obligations thereunder. The Agreement constitutes the valid and legally binding obligation of OCS, enforceable in accordance with its terms and conditions.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which OCS is subject or any provision of the charter or by-laws of OCS or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which OCS is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). OCS need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Brokers' Fees. OCS has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                  (f) Title to Assets. OCS has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

                  (g)   Subsidiaries. OCS has no Subsidiaries.

                  (h) Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"):
(i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1997 (the "Most Recent Fiscal Year End") for OCS; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the year ended December 31, 1998 (the "Most Recent Fiscal Month End") for OCS. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of OCS as of such dates and the results of operations of OCS for such periods, are correct and complete, and are consistent with the books and records of OCS (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

                  (i) Events Subsequent to Most Recent Financial Statements. Since the Most Recent Financial Statements, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of OCS. Without limiting the generality of the foregoing, since that date:

                        (i) OCS has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                        (ii) OCS has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (iii) no party (including OCS) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which OCS is a party or by which any of them is bound;

                        (iv) OCS has not imposed any Security Interest upon any of its assets, tangible or intangible;

                        (v) OCS has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (vi) OCS has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (vii) OCS has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or in the aggregate;

                        (viii) OCS has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                        (ix) OCS has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

                        (x) OCS has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                        (xi) there has been no change made or authorized in the charter or by-laws of OCS;

                        (xii) OCS has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                        (xiii) OCS has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                        (xiv) OCS has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employee;

                        (xv) OCS has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                        (xvi) OCS has not granted any increase in the base compensation of any of its directors, officers, and employees;

                        (xvii) OCS has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                        (xviii) OCS has not made any other change in employment
                  terms for any of its directors, officers, or employees;

                        (xix) OCS has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                        (xx) there has not been any other material occurrence,
                  event, incident, action, failure to act, or transaction involving OCS; and

                        (xxi)   OCS has not committed to any of the foregoing.

                  (j) Undisclosed Liabilities. OCS has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (k) Legal Compliance. OCS has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) the failure to comply with which would have a material adverse effect on the condition or operations of OCS, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed, commenced or, to the Knowledge of OCS, threatened against it alleging any failure so to comply.

                  (l)      Tax Matters.

                           (i) OCS has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by OCS (whether or not shown on any Tax Return) have been paid. OCS currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where OCS does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of OCS that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) OCS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) OCS does not expect any authority to assess any
                  additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of OCS either (A) claimed or raised by any authority in writing or (B) as to which OCS has Knowledge based upon personal contact with any agent of such authority. ss. 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to OCS, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. OCS has delivered to LaBarge correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by OCS.

                           (iv) OCS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v)   OCS has not filed a consent under Code ss. 341
                  (f) concerning collapsible corporations. OCS has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss. 280G. OCS has not been a United States real property holding corporation within the meaning of Code ss. 897(c)(2) during the applicable period specified in Code ss. 897(c)(1)(A)(ii). OCS has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss. 6662. OCS is not a party to any Tax allocation or sharing agreement. OCS (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was OCS) or (B) has any Liability for the Taxes of any Person (other than OCS) under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) ss. 4(l) of the Disclosure Schedule sets forth the following information with respect to OCS as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of OCS in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to OCS.

                           (vii) The unpaid Taxes of OCS (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OCS in filing their Tax Returns.

                  (m) Real Property. OCS neither owns nor leases any real property.

                  (n)      Intellectual Property.

                           (i) OCS owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of its business as presently conducted. Each item of Intellectual Property owned or used by OCS immediately prior to the Closing hereunder will be owned or available for use by OCS on identical terms and conditions immediately subsequent to the Closing hereunder. OCS has made strategic decisions regarding maintaining and protecting each item of Intellectual Property that it owns, including filing provisional patent applications in the U.S. Patent and Trademark Office and maintaining trade secrets. OCS has obtained reasonable assurances from the owners of the Intellectual Property that it uses that each owner maintains and protects its respective Intellectual Property.

                           (ii) OCS has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and OCS has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that OCS must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of OCS, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of OCS.

                           (iii) ss. 4(n)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to OCS with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which OCS has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which OCS has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). OCS has delivered to LaBarge correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to LaBarge correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. ss. 4(n)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by OCS in connection with its business. With respect to each item of Intellectual Property required to be identified in ss. 4(n)(iii) of the Disclosure Schedule:

                                   (A)   OCS possesses all right, title, and
                           interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                   (B)   the item is not subject to any
                           outstanding injunction, judgment, order, decree, ruling, or charge;

                                   (C)   no action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of OCS is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                                   (D)   OCS has never agreed to indemnify any
                           Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                                   (E)   It is still too early to determine the
                           scope of the patent protection which may ultimately be obtained, particularly since OCS contemplated additional filings as an ongoing process to improve and expand its Intellectual Property position.

                           (iv) ss. 4(n)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that OCS uses pursuant to license, sublicense, agreement, or permission. OCS has delivered to LaBarge correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in ss. 4(n)(iv) of the Disclosure Schedule, OCS has no knowledge that:

                                    (A)  the license, sublicense, agreement, or
                           permission covering the item is not legal, valid, binding, enforceable, and in full force and effect;

                                    (B)  the license, sublicense, agreement, or
                           permission will not continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C)  any party to the license, sublicense,
                           agreement, or permission is in breach or default, or that any event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D)  any party to the license, sublicense,
                           agreement, or permission has repudiated any provision thereof;

                                    (E)  with respect to each sublicense, the
                           representations and warranties set forth in subsections (A) through (D) above are not true and correct with respect to the underlying license;

                                    (F)  the underlying item of Intellectual
                           Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

                                    (G)  any action, suit, proceeding, hearing,
                           investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of OCS, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

                           OCS has not granted any sublicense or similar right
                  with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of OCS, OCS will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

                           (vi) OCS has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of OCS.

                (o) Tangible Assets. OCS owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

                (p) Inventory. The inventory of OCS consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OCS.

                (q) Contracts. ss.4(q) of the Disclosure Schedule lists the following contracts and other agreements to which OCS is a party:

                       (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                       (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to OCS, or involve consideration in excess of $10,000;

                       (iii) any agreement concerning a partnership or joint venture;

                       (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                       (v) any agreement concerning confidentiality or noncompetition;

                       (vi)   any agreement with Affiliates of OCS;

                       (vii) any profit-sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                       (viii) any collective bargaining agreement;

                       (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                       (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

                       (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of OCS; or

                       (xii) any other agreement (or group of related
                  agreements) the performance of which involves consideration in excess of $10,000.

OCS has delivered to LaBarge a correct and complete copy of each written agreement listed in ss.4(q) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss.4(q) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                  (r) Notes and Accounts Receivable. All notes and accounts receivable of OCS are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OCS.

                  (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of OCS.

                  (t) Insurance. ss.4(t) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which OCS has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

                       (i) the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii) the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither OCS nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. OCS has been covered during the term of its existence by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. ss.4(t) of the Disclosure Schedule describes any self-insurance arrangements affecting OCS.

           (u) Litigation. ss.4(u) of the Disclosure Schedule sets forth each instance in which OCS (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of OCS, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss.4(u) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of OCS. OCS has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against OCS.


           (v) Product Warranty. Each product manufactured, sold, leased, or delivered by OCS has been in conformity with all applicable contractual commitments and all express and implied warranties, and OCS has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of OCS. No product manufactured, sold, leased, or delivered by OCS is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. ss.4(v) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of OCS (containing applicable guaranty, warranty, and indemnity provisions).

           (w) Product Liability. OCS has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by OCS.

           (x) Employees. Except as contemplated by this Agreement, to the Knowledge of OCS, no executive, key employee, or group of employees has any plans to terminate employment with OCS. OCS is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. OCS has not committed any unfair labor practice. OCS has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of OCS.

           (y) Employee Benefits.

              (i) ss.4(y) of the Disclosure Schedule lists each Employee Benefit Plan that OCS maintains or to which OCS contributes or has any obligation to contribute.

                    (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                    (B) All required reports and descriptions (including Form
              5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of

              OCS. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                    (D) Each such Employee Benefit Plan which is an Employee
              Pension Benefit Plan meets the requirements of a "qualified plan" under Code ss.401(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a "qualified plan," is not aware of any facts or circumstances that could result in the revocation of such determination letter.

                    (E) The market value of assets under each such Employee
              Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                    (F) OCS has delivered to LaBarge correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

              (ii) With respect to each Employee Benefit Plan that OCS and any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                    (A) No such Employee Benefit Plan which is an Employee
              Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of OCS, threatened.


                    (B) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee

              Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of OCS, threatened. has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                    (C) OCS has not incurred, and OCS has no reason to expect
              that OCS will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA ss. 4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

              (iii) OCS does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA ss.
        4201) under any Multiemployer Plan.

              (iv) OCS does not maintain and never has maintained or contribute, never has contributed, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

        (z) Guaranties. OCS is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

        (aa) Environmental, Health, and Safety Matters.

             (i) OCS, and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements.

             (ii) Without limiting the generality of the foregoing, OCS and its Affiliates have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

             (iii) Neither OCS nor its predecessors or Affiliates have received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

                    (iv) None of the following exists at any property or facility owned or operated by OCS: (1) underground storage tanks,
              (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or
              (4) landfills, surface impoundments, or disposal areas.

                    (v) Neither OCS nor its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

                    (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

                    (vii) Neither OCS nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

                    (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of OCS, or any of its predecessors or Affiliates will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

                    (bb) Certain Business Relationships with OCS. No officer, director, holder of 10% or more of the Common or Preferred Shares of OCS or their respective Affiliates have been involved in any business arrangement or relationship with OCS within the past 12 months, and no such person owns any asset, tangible or intangible, which is used in the business of OCS.

                    (cc) Year 2000 Compliance. Each System is Year 2000
      Compliant.

                    (dd) Certain HSR Matters. OCS represents and warrants that neither it nor any ultimate parent entity of OCS has net sales or assets of $100 million, within the meaning of the HSR Act.

                    (ee) Disclosure. The representations and warranties contained in this ss.4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss.4 not misleading.

                    5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement:

                    (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

                    (b) Notices and Consents. OCS will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that LaBarge reasonably may request in connection with the matters referred to in ss.4(d) above.

                    (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(a)(ii), ss.3(b)(ii) and ss.4(d) above.

                    (d) Operation of Business. OCS will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                        (i) OCS will not authorize or effect any change in
              its charter or by-laws;

                        (ii) OCS will not grant any options, warrants, or
              other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                    (iii) OCS will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, in either case outside the Ordinary Course of Business;

                    (iv) OCS will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                    (v) OCS will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                    (vi) OCS will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

                    (vii) OCS will not make any change in employment terms for any of its directors, officers, and employees; and

                   (viii) OCS will not commit to any of the foregoing.

              (e) Full Access. OCS will permit representatives of LaBarge to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of OCS. LaBarge will treat and hold as such any Confidential Information it receives from OCS in the course of the reviews contemplated by this ss.5(e), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to OCS all tangible embodiments (and all copies) thereof which are in its possession. LaBarge acknowledges that such Confidential Information shall be subject to the Confidentiality Agreement.

              (f) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss. 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

              (g) Exclusivity. OCS will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of OCS (including any acquisition structured as a merger, consolidation, or share exchange). OCS shall notify LaBarge immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

              (h) Appraisal Rights. LaBarge will provide the Surviving Corporation with sufficient funds to satisfy the obligations (if any) of the Surviving Corporation to holders of OCS

Common Shares who properly exercise and perfect their appraisal rights pursuant to 262 of the Delaware General Corporation Law.

              (i) Purchase of Debentures. LaBarge will purchase from holders of Debentures who tender Debentures to LaBarge within sixty (60) days after the Closing Date, accompanied by documents of transfer reasonably acceptable to LaBarge, the Debentures so tendered for cash in an amount equal to the principal amount thereof plus interest accrued thereon.

         6.   Conditions to Obligation to Close.

              (a) Conditions to Obligation of LaBarge and Acquisition Sub.
The obligation of LaBarge and Acquisition Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the approval of OCS' s. board of directors and stockholders;

                  (ii) OCS shall have procured all of the third party consents specified in ss.5(b) above;

                  (iii) the representations and warranties set forth in ss.3 and ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iv) OCS shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the assets and to operate the businesses of OCS (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) OCS and Christopher Powers shall have entered into a binding Separation Agreement and General Release in form reasonably satisfactory to LaBarge.

                  (vii) OCS shall have delivered to LaBarge a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(vi) is satisfied in all respects;

                (viii) this Agreement and the Merger shall have received the approval of LaBarge board of directors;

                (ix) LaBarge shall have received from counsel to OCS an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to LaBarge, and Dated as of the Closing Date;

                (x) holders of not less than 80% of the OCS Common Shares on a fully-diluted basis (not including shares owned by LaBarge), including Thomas N. Hilleary, Robert D. Fulton, Steven D. Wall and Christopher L. Powers shall have entered into the Voting Agreement in the form and substance as set forth in Exhibit F attached hereto and the same shall be in full force and effect;

                (xi) Messrs. Thomas N. Hilleary and Robert D. Fulton will have executed the Employment and Non-Competition Agreements attached hereto as Exhibits G and H;

                (xii) each holder of Excluded Shares shall have executed an agreement substantially in the form of Exhibit I hereto providing that such Excluded Shares may be exchanged at any time by the holder thereof for Convertible Notes in aggregate principal amount equal to the principal amount into which such Excluded Shares would have been converted at the Effective Time had they not been Excluded Shares, and agreeing that LaBarge may call such Excluded Shares for exchange on the foregoing basis at any time after the first anniversary of the Effective Time;

                (xiii) there shall have been no material adverse change in the business or condition, financial or otherwise, assets or liabilities of OCS;

                (xiv) LaBarge shall have completed its due diligence investigation of OCS, its business, condition, properties, financial results, prospects and other matters to the satisfaction of LaBarge; and

                (xv) all actions to be taken by OCS in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to LaBarge.

   LaBarge and Acquisition Sub may waive any condition specified in this ss.6(a) if they execute a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of OCS. The obligation of OCS to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                (i) this Agreement and the Merger shall have received the approval of LaBarge board of directors;

                (ii) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                (iii) LaBarge shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                (v) LaBarge shall have delivered to OCS a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iv) is satisfied in all respects;

                (vi) OCS shall have received from counsel to LaBarge an opinion in form and substance as set forth in Exhibit J attached hereto, addressed to OCS, and dated as of the Closing Date;

                (vii) there shall have been no material adverse change in the business or condition, financial or otherwise, assets or liabilities of LaBarge;

                (viii) OCS shall have completed its due diligence investigation of LaBarge, its business, condition, properties, financial results and other matters to the satisfaction of OCS; and

                (ix) all actions to be taken by LaBarge in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to OCS.

         OCS may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

         7.     Termination.

                (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                    (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                    (ii) LaBarge may terminate this Agreement by giving written notice to OCS at any time prior to the Effective Time (A) in the event OCS has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, LaBarge has notified OCS of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or
         (B) if the Closing shall not have occurred on or before March 15, 1999, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from LaBarge breaching any representation, warranty, or covenant contained in this Agreement); and

                    (iii) OCS may terminate this Agreement by giving written notice to LaBarge at any time prior to the Effective Time (A) in the event LaBarge has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, OCS has notified LaBarge of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or
         (B) if the Closing shall not have occurred on or before February 28, 1999, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from OCS breaching any representation, warranty, or covenant contained in this Agreement).

If this Agreement is terminated for any reason other than pursuant to ss.7(a)(ii)(A) above, LaBarge shall not require payment from OCS on the demand notes of OCS held by LaBarge prior to the 45th day after such termination.

                (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         8.     Remedies for Breach of This Agreement.

                (a) Survival of Representations and Warranties. All of the representations and warranties of OCS contained in of this Agreement shall survive the Closing and continue in full force and effect for a period of twelve
(12) months thereafter. All of the other representations and warranties of LaBarge contained in ss.3 of this Agreement shall survive the Closing and be for the benefit of the OCS Investors (even if OCS knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of twelve (12) months thereafter.

                (b) Indemnification Provisions for Benefit of LaBarge.

                    (i) In the event OCS breaches (or in the event any third party alleges facts that, if true, would mean OCS has breached) any of its representations, warranties, and covenants contained in this Agreement, provided that LaBarge makes a written claim for indemnification against the OCS Investors pursuant to ss.9(h) below within such survival period, then LaBarge shall be entitled to indemnification from and against the entirety of any Adverse Consequences LaBarge may suffer through and after the date of the claim for indemnification (including any Adverse Consequences LaBarge may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that LaBarge shall not be entitled to indemnification from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty contained in ss.4 until LaBarge has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point LaBarge will be entitled to indemnity from and against all such Adverse Consequences in excess of $50,000).

                    (ii) Any indemnification of LaBarge under this
                ss.8(b) shall be limited to and withheld from the amount of unpaid interest (but not Participation Payments) on the Convertible Notes. LaBarge may offset the full amount of any Adverse Consequences as to which it is entitled to indemnification hereunder against its obligation to pay interest on the Convertible Notes on a pro rata basis. LaBarge may withhold payment of such interest in an aggregate amount not to exceed the aggregate amount of claims for indemnification properly and timely asserted by LaBarge pursuant to this ss.8 until such claims are resolved.

                (c) Indemnification Provisions for Benefit of the OCS Investors.

                    (i) In the event LaBarge breaches (or in the event any third party alleges facts that, if true, would mean LaBarge has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to ss.8(a) above, provided that holders of 20% or more in principal amount of the Convertible Notes make a written claim for indemnification against LaBarge pursuant to ss.9(h) below within such survival period, then LaBarge agrees to indemnify the OCS Investors from and against the entirety of any Adverse Consequences they may suffer through and after the date of the claim for indemnification (including any Adverse Consequences they may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                           (ii) Any indemnification by LaBarge under this ss.8
                (c) shall not exceed the aggregate indemnification amount to which LaBarge would be entitled under ss.8(a) at the time a claim for indemnification is asserted against LaBarge hereunder.

                (d)        Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any such notice given by LaBarge shall be given to the OCS Investors.


                           (ii) Any Indemnifying Party will have the right to
                  defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the

                Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                           (iii) So long as the Indemnifying Party is conducting
                the defense of the Third Party Claim in accordance with ss.8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                           (iv)  In the event any of the conditions in ss.8(d)
                (ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith),
                (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and(C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ss.8.

                (e) Exclusive Indemnification Provisions. The foregoing indemnification provisions are the exclusive indemnification rights of the Parties and are in lieu of all statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant.

         9.     Miscellaneous.

                (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

                (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, the Confidentiality Agreement shall survive termination of this Agreement.

                  (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                      If to OCS:

                      c/o Suelthaus & Walsh, P.C.
                      7733 Forsyth Boulevard, Twelfth Floor
                      St. Louis, Missouri 63105
                      Attn: Thomas N. Hilleary

                      Copy to:

                      Suelthaus & Walsh, P.C.
                      7733 Forsyth Boulevard, Twelfth Floor
                      St. Louis, Missouri 63105
                      Attn: Thomas M. Walsh, Esq.

                      If to LaBarge or Acquisition Sub:

                      LaBarge, Inc.
                      9900A Clayton Road
                      St. Louis, Missouri 63124
                      Attn: Craig E. LaBarge, President & CEO

                      Copy to:

                      Armstrong Teasdale LLP
                      One Metropolitan Square
                      St. Louis, Missouri 63102
                      Attn:  John L. Gillis, Jr., Esq.

                      If to OCS Investors:

                      At their addresses reflected on the
                      books of OCS or (after Closing) LaBarge

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (g) Governing Law. Except to the extent the Merger is governed by the General Corporation Law of Delaware, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri.

                  (h) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word ?including? shall mean including without limitation.

                  (l) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                  LABARGE, INC.


                                  By:   /s/ Craig E. LaBarge
                                        --------------------------------------
                                  Title:    CEO President
                                        --------------------------------------



                                  LABARGE-OCS, INC.


                                  By:   /s/ Craig E. LaBarge
                                        --------------------------------------
                                  Title:    President
                                        --------------------------------------


                                  OPEN CELLULAR SYSTEMS, INC.


                                  By:   /s/ Tom Hilleary
                                        --------------------------------------
                                  Title:    President
                                        --------------------------------------